                                                                     Exhibit (j)



            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our report dated October 14, 2005 in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of the First American Funds, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 56 under the Securities Act of 1933 (Registration No. 002-74747) and Amendment No. 76 under the Investment Company Act of 1940 (Registration No. 811-03313) for the First American Funds, Inc.

                                                /s/ Ernst & Young LLP


Minneapolis, Minnesota
January 27, 2006